Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS ANOTHER QUARTER OF STRONG RESULTS

Bedminster, N.J. – October 28, 2015 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded net income of $15.63 million and diluted earnings per share of $1.02 for the nine months ended September 30, 2015, compared to $10.68 million and $0.90, respectively, for the same nine month period last year, reflecting growth of 46 percent and 13 percent, respectively. The Company’s provision for loan losses for the nine months of 2015 of $5.15 million reflected an increase of $1.53 million from the $3.63 million for the same 2014 period.

For the quarter ended September 30, 2015, the Corporation recorded net income of $5.38 million and diluted earnings per share of $0.35, compared to $3.86 million and diluted earnings per share of $0.32 for the same three month period last year, reflecting in of 39 percent and 9 percent, respectively. The Company’s provision for loan losses for the third quarter of 2015 of $1.60 million reflected an increase of $450 thousand from the $1.15 million for the third quarter of 2014.

The following table summarizes earnings for the quarters ended:

	September	September	Increase/
(Dollars in millions, except EPS)	2015	2014	(Decrease)
Net interest income	$21.71	$17.05	$4.66	27%
Provision for loan losses	$1.60	$1.15	$0.45	39%
Pretax income	$8.82	$6.26	$2.56	41%
Net income	$5.38	$3.86	$1.52	39%
Diluted EPS	$0.35	$0.32	$0.03	9%
Total revenue	$27.32	$22.10	$5.22	24%

Return on average assets	0.66%	0.63%	0.03
Return on average equity	8.19%	8.35%	(0.16)
Efficiency ratio (A)	61.14%	66.58%	(5.44)

(A) See Non-GAAP financial measures reconciliation table on page 26.

Doug Kennedy, President and CEO, said, “We continue to generate strong results and drive operating efficiencies, as we continue to successfully execute on our Growth Strategy – Expanding Our Reach.”

Q3 2015 highlights follow:

•	Earnings and performance ratios for the third quarter of 2015 reflected improvement when compared to the third quarter of 2014’s results (as reflected just above). Year over year growth in EPS was 9 percent, despite 2.776 million common shares issued in the December 2014 capital raise.
•	Loans at September 30, 2015 totaled $2.86 billion. This reflected growth of $814 million when compared to $2.04 billion at September 30, 2014. Year over year loan growth was 40 percent.
•	Multifamily loan participations sold in the third quarter of 2015 totaled $40 million. Additionally, as of September 30, 2015, $27 million of multifamily loans were classified as loans held for sale representing a participation transaction that is anticipated to close during Q4 2015.

•	Asset quality metrics continued to be strong at September 30, 2015. Nonperforming assets at September 30, 2015 were $7.9 million or 0.24 percent of total assets. Total loans past due 30 through 89 days and still accruing were $2.7 million at September 30, 2015.
•	Commercial & Industrial (C&I) loans at September 30, 2015 totaled $457 million. This reflected growth of $231 million when compared to the $226 million at September 30, 2014. Year over year C&I loan growth was 102 percent. (Not included in totals above are $20 million of C&I loans which closed in early October.)
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) grew to $2.55 billion at September 30, 2015 from $1.93 billion at September 30, 2014. Year over year customer deposit growth totaled 32 percent.
•	The Company’s net interest income for the third quarter of 2015 was $21.71 million. This reflected improvement when compared to $17.05 million for the third quarter of 2014. Year over year growth in net interest income was 27 percent.
•	At September 30, 2015, the market value of assets under administration at the Private Wealth Management Division of Peapack-Gladstone Bank (“the Bank”) was nearly $3.3 billion, including the acquisition of Wealth Management Consultants, which occurred in May 2015.
•	Fee income from the Private Wealth Management Division totaled $4.17 million for the third quarter of 2015, growing from $3.66 million for the third quarter of 2014. Year over year growth in wealth management fee income was 14 percent.

•	The Company continued to leverage the capital raised in the fourth quarter of 2014. The Company believes it has sufficient capital to support its continued growth and expansion for the immediate future.
•	The book value per share at September 30, 2015 of $17.33 reflected improvement when compared to $15.80 at September 30, 2014. Year over year growth in book value per share totaled 10 percent.

Net Interest Income / Net Interest Margin

Net interest income was $21.71 million for the third quarter of 2015, compared to $17.05 million for the same quarter last year, reflecting growth of $4.66 million or 27 percent when compared to the prior year period. Net interest income for the third quarter of 2015 benefitted from significant loan growth during the fourth quarter of 2014, as well as during the first nine months of 2015.

While net interest income for the third quarter of 2015 improved compared to prior periods, the net interest margin, on a fully tax-equivalent basis, was 2.75 percent for the September 2015 quarter compared to 2.89 percent for the September 2014 quarter. Net interest margin continued to be impacted by the effect of low market yields, as well as competitive pressures in attracting new loans and deposits. The Company expects continued loan and deposit growth in this competitive environment.

Net interest margin is also affected by the maintenance of larger average interest earning deposit/cash balances, as well as larger balances of liquid investment securities. During 2014, the Company began maintaining greater liquidity on its balance sheet to support its expansive loan program. Mr. Kennedy said, “As I have said before, given our rapid growth, we had decided to maintain and will continue to maintain higher liquidity on our balance sheet than typically needed for operations.” Mr. Kennedy went on to note, “In addition to liquidity from cash equivalents and investment securities on our balance sheet, we also have close to $900 million of net secured funding available from the Federal Home Loan Bank.”

Loan Originations / Loans

Total loan originations were $1.05 billion for the nine months ended September 30, 2015 compared to $772 million for the same nine month period in 2014.

For the third quarter ended September 30, 2015 loan originations were $290 million, down from $417 million for the June 2015 quarter, but up from $221 million for the September 2014 quarter. At September 30, 2015, loans totaled $2.86 billion compared to $2.74 billion three months ago at June 30, 2015 and compared to $2.04 billion one year ago at September 30, 2014, representing net increases of $113 million or 4 percent sequentially and $814 million or 40 percent, year over year.

At September 30, 2015, the multifamily loan portfolio loans totaled $1.44 billion compared to $1.37 billion three months ago at June 30, 2015 and compared to $928 million one year ago at September 30, 2014, representing net increases of $73 million or 5 percent sequentially and $516 million or 56 percent, year over year. The increases were net of participations sold, including $40 million of participations sold in the current September 2015 quarter, and $139 million for the nine months ended September 30, 2015. These participations were part of the Company’s balance sheet management strategy and will likely continue in 2015 and beyond.

The commercial mortgage loan portfolio grew by $24 million from June 30, 2015 to September 30, 2015, reflecting linked quarter growth of 6 percent, and grew by $67 million from September 30, 2014 to September 30, 2015, reflecting year over year growth of 20 percent.

The net increases in both the multifamily and commercial mortgage portfolios were attributable to: the addition of seasoned banking professionals; continued attention to the client service aspect of the lending process; an expansion of New Jersey-based real estate marketing activities; and a focus on the Boroughs of New York City multifamily markets beginning in mid-2013. The increase was also due to demand from borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

Mr. Kennedy said, “As I explained last quarter, we anticipated multifamily loan growth would be less than past quarters, as we manage our balance sheet such that the C&I loan portfolio becomes a larger percentage of our overall loan portfolio. Our C&I pipeline remains robust and we believe we will continue to deliver strong growth.”

For the quarter and nine months ended September 30, 2015 the Company closed $37 million and $215 million of commercial loans, respectively. Additionally, not included in these amounts are $20 million of C&I loans which closed in early October. When comparing September 30, 2015 to September 30, 2014, commercial loans grew $231 million or 102 percent, to $457 million at September 30, 2015 from $226 million one year ago at September 30, 2014. At September 30, 2015 the commercial loan portfolio comprised 16 percent of the overall loan portfolio, up from 11 percent one year ago at September 30, 2014.

Mr. Kennedy said, “As a result of our investment in and commitment to C&I banking, including the addition in 2014 and 2015 of highly regarded bankers with industry and capital markets expertise, and the addition of Eric H. Waser, Head of Commercial Banking in February 2015, we have seen, and believe will continue to see, our C&I client base and corresponding loan portfolio grow and consume a larger percentage of our overall loan portfolio. However, due to the nature of this business, this growth will likely not be linear each quarter, but rather will be apparent over longer periods of time.”

Mr. Kennedy went on to say, “We believe our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Deposits / Funding / Balance Sheet Management

Net asset growth of $151 million and paydowns of overnight borrowings of $88 million and brokered (overnight) interest-bearing deposits of $50 million in the September 2015 quarter were principally funded by customer deposit growth of $274 million. Mr. Kennedy said, “As I noted in last quarter’s release, we saw much of our June 30 deposit pipeline fund throughout July, eliminating our June 30th overnight borrowing position.” Mr. Kennedy went on to say, “Customer deposit growth throughout the September quarter was very strong. A portion of this growth was due to a New York City based family office which opened a multiple account core deposit relationship.”

Although brokered interest-bearing demand (“overnight”) deposits decreased $50 million to $243 million at September 30, 2015, these deposits continue to be maintained as an additional source of liquidity. The interest rate paid on these deposits allows the Bank to fund at attractive rates and engage in interest rate swaps to hedge its asset-liability interest rate risk. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

From a liquidity/funding perspective, such brokered deposits, at a direct cost of approximately 25 basis points (excluding costs of hedging), are generally a more cost effective alternative than borrowings which require pledged collateral when drawn, as secured wholesale borrowings do. From a balance sheet management perspective, the rate paid on these short term brokered deposits enables their use in swap transactions for an efficient hedging/interest rate risk management program. As of September 30, 2015, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million notional amount.

Certificates of deposit have also been utilized more extensively in 2015 compared to prior periods. The majority of these deposits have been longer term and have generally been transacted as part of the Company’s interest rate risk management. These certificates of deposit are also a more cost effective alternative than other borrowings of similar duration.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management products will help support both core deposit growth and commercial lending opportunities.”

Wealth Management Business

In the September 2015 quarter, Peapack-Gladstone Bank’s wealth management business generated $4.17 million in fee income compared to $4.53 million for the June 2015 quarter. The June quarter included $399 thousand of fees related to tax return preparation which is seasonal to that quarter. John P. Babcock, President of Private Wealth Management, noted, “Excluding the effect of the tax return preparation fees, wealth management fees for the September 2015 quarter were generally flat to the fee income in the June 2015 quarter, notwithstanding an approximate 8 percent decline in the S&P index during the September 2015 quarter. The effect of the associated market value declines were positively offset by continued strong new business and new client acquisitions.”

The September 2015 quarter’s wealth management fees reflected an increase of $508 thousand or 14 percent when compared to fees for the same 2014 quarter. The growth in fee income was due to a combination of our acquisition of Wealth Management Consultants, LLC (WMC) which closed in May 2015, as well as new business.

The market value of the assets under administration (AUA) of the wealth management division was $3.25 billion at September 30, 2015, down approximately 6 percent from $3.45 billion at June 30, 2015 due to investment value depreciation due to market conditions, but up 14 percent from $2.86 billion at September 30, 2014 due to the WMC acquisition as well as new business.

Mr. Babcock said, “We continue to incorporate wealth into every conversation we have with all of the Company’s clients, across all business lines. We have expanded our wealth management team and will continue to grow our team and expand the products, services, and advice we deliver to our clients. Despite the headwinds from Q3 market action going into the fourth quarter, we continue to remain optimistic and see continued strong growth in this business segment.”

Other Noninterest Income

Service charges and fees for the September 2015 quarter were $832 thousand, compared to $829 thousand for the September 2014 quarter. Several categories reflected improvement in the quarter, including income from debit card usage as well as account analysis fees. These increases were offset by reduced overdraft/NSF fees.

The September 2015 quarter included $102 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), up from $87 thousand in the same 2014 quarter. The volume of residential loans originated for sale was slightly greater in the 2015 period compared to the 2014 period.

Securities gains were $83 thousand for the September 2015 quarter compared to $39 thousand for the September 2014 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the duration of our investment portfolio and the interest rate environment, as well as the future outlook, we anticipate such sales will continue to be a very small component of the Company’s operations.

Other income of $164 thousand for the September 2015 quarter was generally flat to the September 2014 quarter, but down $381 thousand from the June 2015 quarter. The June 2015 quarter included $373 thousand of fee income related to the Company’s loan level / back-to-back swap program, while the September quarter did not include any fee income from this program. The program utilizes mirror interest rate swaps, one directly with the loan customer and one directly with a well-established counterparty. This enables a loan customer to benefit from a fixed rate loan, while the Company records a floating rate loan. The program provides enhanced interest rate risk management, as well as the potential for fee income for the Company. While the Company cannot predict the amount of fee income that may be recognized each period, this program is a part of ongoing operations.

Operating Expenses

The Company’s total operating expenses were $16.90 million for the quarter ended September 30, 2015 compared to $14.69 million in the same 2014 quarter, reflecting a net increase of $2.21 million. The increase in total operating expenses is in line with our Strategic Plan.

Salary and benefits expense increased in the September 2015 quarter when compared to the same quarter last year due to strategic hiring in line with the Company’s Plan. Also contributing to the increase was the acquisition of WMC. Additionally, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth contributed to the increase.

Premises and equipment expense and FDIC insurance expense for the quarter ended September 30, 2015 increased when compared to the same quarter last year. The increases were consistent with the Company’s continued growth.

Other expenses for the September 2015 quarter increased when compared to the September 2014 quarter. The current 2015 period included: a $250 thousand provision for losses on REO, increased wealth management division expenses due to growth in the business as well as the WMC acquisition, and increased professional fee expenses associated with the Company’s growth, as well as various project work.

Mr. Kennedy noted, “Expense increases continue to track to our Plan. We expect that the trend of higher operating expenses will continue, as we continue to bring on high caliber revenue producers and invest in our infrastructure, in line with our Plan. Further, we generally expect revenue and profitability related to new revenue producers to lag those expenses by several quarters. It is important to note, however, that our plan has delivered positive operating leverage as evidenced by revenue growth outpacing expense growth, which has caused our Efficiency Ratio to improve. Our Efficiency Ratio was 61 percent for the September 2015 quarter, reflecting an improvement from 67 percent for the September 2014 quarter. Additionally, total expenses as a percentage of average assets has improved to 2.07 percent for the September 2015 quarter from 2.39 percent for the September 2014.”

Mr. Kennedy also said, “After completing a comprehensive analysis of our branch locations, we have decided to close two of our branch offices. Our analysis included review of transaction volume; deposit source, mix and balances; deposit growth opportunities; market share; and profitability. Our branches located at 1038 Stelton Road in Piscataway (“Piscataway”) and at 54 Morris and Essex Turnpike on the Short Hills/Summit border (“Short Hills”) will be closed in December 2015. However, we plan on repositioning our Short Hills office as a non-branch financial services office. Due to the nature of the deposits in both locations, as well as the close proximity of our other Summit branch to the Short Hills location, we anticipate that we will retain the majority of deposits. While we anticipate an approximate $2.4 million to $3.0 million pretax charge (approximately $1.5 million to $1.8 million after tax) in Q4 2015 related to these closures, we expect expense saves that will recoup that charge in three years or less.”

Provision for Loan Losses / Asset Quality

For the quarter ended September 30, 2015, the Company’s provision for loan losses was $1.60 million, compared to $1.15 million for the September 2014 quarter. Charge-offs, net of recoveries, for the third quarter of 2015 year were only $195 thousand. The larger provision in 2015 was due to loan growth, as well as greater qualitative factor allocations of the allowance to C&I and Commercial Real Estate loans.

At September 30, 2015 the allowance for loan losses was $24.37 million, 320 percent of nonperforming loans and 0.85 percent of total loans, compared to $18.30 million, 208 percent of nonperforming loans and 0.90 percent of total loans one year prior, at September 30, 2014.

The Company’s provision for loan losses and its allowance for loan losses continue to track consistently with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at September 30, 2015 were just $7.9 million or 0.24 percent of total assets. Total loans past due 30 through 89 days and still accruing were only $2.7 million at September 30, 2015.

Capital / Dividends

The Company’s capital position in the September 2015 quarter was benefitted by net income of $5.4 million and also by $4.3 million of voluntary share purchases in the Dividend Reinvestment Plan, which continue to be a source of capital for the company.

At September 30, 2015, the Company’s leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.10 percent, 12.44 percent, 12.44 percent and 13.59 percent, respectively. The Company’s ratios are all above the respective 5 percent, 6.5 percent, 8 percent, and 10 percent levels required to be considered well capitalized under regulatory guidelines applicable to banks.

As previously announced on October 22, 2015, the Board of Directors declared a regular cash dividend of $0.05 per share payable on November 20, 2015 to shareholders of record on November 5, 2015.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.27 billion as of September 30, 2015. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2015	2015	2015	2014	2014
ASSETS
Cash and due from banks	$10,695	$6,205	$7,439	$6,621	$6,596
Federal funds sold	101	101	101	101	101
Interest-earning deposits	65,402	32,382	65,283	24,485	114,124
Total cash and cash equivalents	76,198	38,688	72,823	31,207	120,821

Securities available for sale	220,930	245,897	276,119	332,652	269,550
FHLB and FRB stock, at cost	11,737	15,590	10,598	11,593	9,121

Loans held for sale	27,524	745	4,245	839	351

Residential mortgage	469,865	470,863	466,333	466,760	470,030
Multifamily mortgage	1,444,334	1,371,139	1,214,714	1,080,256	928,054
Commercial mortgage	399,592	375,440	339,037	308,491	332,507
Commercial loans	456,611	438,461	336,079	308,743	225,814
Construction loans	1,409	1,417	5,777	5,998	6,025
Consumer loans	32,563	29,996	28,206	28,040	27,597
Home equity lines of credit	50,370	51,675	50,399	50,141	48,200
Other loans	483	2,947	1,755	1,838	2,560
Total loans	2,855,227	2,741,938	2,442,300	2,250,267	2,040,787
Less: Allowances for loan losses	24,374	22,969	20,816	19,480	18,299
Net loans	2,830,853	2,718,969	2,421,484	2,230,787	2,022,488

Premises and equipment	31,310	31,637	32,068	32,258	30,825
Other real estate owned	330	956	1,103	1,324	949
Accrued interest receivable	6,839	6,451	5,943	5,371	5,126
Bank owned life insurance	32,727	32,565	32,404	32,634	32,448
Deferred tax assets, net	14,613	12,673	10,458	10,491	11,661
Other assets	15,902	13,999	12,212	13,241	11,181
TOTAL ASSETS	$3,268,963	$3,118,170	$2,879,457	$2,702,397	$2,514,521

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$399,200	$386,588	$377,399	$366,371	$383,268
Interest-bearing demand deposits	829,970	667,847	634,580	600,889	558,537
Savings	117,665	120,606	115,515	112,878	111,897
Money market accounts	792,685	717,246	714,466	700,069	713,383
Certificates of deposit - Retail	411,335	384,235	310,678	198,819	165,834
Subtotal “customer” deposits	2,550,855	2,276,522	2,152,638	1,979,026	1,932,919
IB Demand - Brokered	243,000	293,000	263,000	188,000	138,000
Certificates of deposit - Brokered	93,690	94,224	106,694	131,667	132,500
Total deposits	2,887,545	2,663,746	2,522,332	2,298,693	2,203,419

Overnight borrowings	—	87,500	—	54,600	—
Federal home loan bank advances	83,692	83,692	83,692	83,692	83,692
Capital lease obligation	10,350	10,475	10,594	10,712	9,734
Other liabilities	19,448	14,881	13,486	12,433	12,646
Due to brokers, securities settlements	1,528	—	—	—	16,960
TOTAL LIABILITIES	3,002,563	2,860,294	2,630,104	2,460,130	2,326,451
Shareholders’ equity	266,400	257,876	249,353	242,267	188,070
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$3,268,963	$3,118,170	$2,879,457	$2,702,397	$2,514,521

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)	$3,250,835	$3,445,939	$3,053,110	$2,986,623	$2,857,727

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2015	2015	2015	2014	2014
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	7,615	7,111	6,335	6,850	8,790
Other real estate owned	330	956	1,103	1,324	949
Total nonperforming assets	$7,945	$8,067	$7,438	$8,174	$9,739

Nonperforming loans to
total loans	0.27%	0.26%	0.26%	0.30%	0.43%
Nonperforming assets to
total assets	0.24%	0.26%	0.26%	0.30%	0.39%

Accruing TDR’s (A)	$14,609	$13,695	$13,561	$13,601	$13,045

Loans past due 30 through 89
days and still accruing	$2,748	$1,744	$2,481	$1,755	$2,278

Classified loans	$41,985	$38,676	$38,450	$35,809	$34,752

Impaired loans	$22,224	$20,806	$19,896	$20,451	$21,834

Allowance for loan losses:
Beginning of period	$22,969	$20,816	$19,480	$18,299	$17,204
Provision for loan losses	1,600	2,200	1,350	1,250	1,150
Charge-offs, net	(195)	(47)	(14)	(69)	(55)
End of period	$24,374	$22,969	$20,816	$19,480	$18,299

ALLL to nonperforming loans	320.08%	323.01%	328.59%	284.38%	208.18%
ALLL to total loans	0.85%	0.84%	0.85%	0.87%	0.90%

Capital Adequacy
Tier I leverage	8.10%	8.48%	8.80%	9.11%	7.57%

Tier I capital to risk weighted assets	12.44%	12.46%	13.57%	14.38%	12.16%

Common equity tier I capital ratio
to risk-weighted assets (B)	12.44%	12.46%	13.57%	N/A	N/A

Tier I & II capital to
risk-weighted assets	13.59%	13.58%	14.71%	15.55%	13.36%

Equity to total assets	8.15%	8.27%	8.66%	8.96%	7.48%
(end of period)

Book value per share (C) (D)	$17.33	$17.02	$16.61	$16.36	$15.80

(A)	Does not include $2.8 million at September 30, 2015, $2.2 million at June 30, 2015, $1.4 million at March 31, 2015, $1.4 million at December 31, 2014, and $2.4 million at September 30, 2014 of TDR’s included in nonaccrual loans.
(B)	New capital ratio required under Basel III effective March 31, 2015.
(C)	Shares included in the book value per share calculation are shares outstanding at period end less the restricted shares that have not yet vested.
(D)	Tangible book value per share was $17.12 at September 30, 2015, $16.80 at June 30, 2015, $16.57 at March 31, 2015, $16.32 at December 31, 2014, and $15.75 at September 30, 2014. Tangible book value per share is different than book value per share because it excludes intangible assets. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2015	2015	2015	2014	2014

Residential loans retained	$20,623	$23,117	$16,986	$10,661	$20,540
Residential loans sold	6,078	10,978	8,938	8,230	5,561
Total residential loans	26,701	34,095	25,924	18,891	26,101

CRE (includes
Community banking)	47,450	29,561	57,787	14,953	3,208
Multifamily (includes
Community banking)	149,763	206,803	209,034	172,021	105,584
Commercial loans (includes
Community banking)	37,361	136,483	40,696	89,905	74,029
Wealth lines of credit	24,000	6,150	10,260	—	—
Total commercial loans	258,574	378,997	317,777	276,879	182,821

Installment loans	933	1,128	344	2,015	9,410

Home equity lines of credit	3,775	3,225	3,377	4,140	2,550

Total loans closed	$289,983	$417,445	$347,422	$301,925	$220,882

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2015	2014
Residential loans retained	$60,726	$49,438
Residential loans sold	25,994	19,916
Total residential loans	86,720	69,354

CRE (includes
Community banking)	134,798	39,224
Multifamily (includes
Community banking)	565,600	480,664
Commercial loans (includes
Community banking)	214,540	152,654
Wealth lines of credit	40,410	—
Total commercial loans	955,348	672,542

Installment loans	2,405	16,471

Home equity lines of credit	10,377	13,927

Total loans closed	$1,054,850	$772,294

Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2015	2015	2015	2014	2014
Income Statement Data:
Interest income	$25,806	$23,852	$22,361	$20,786	$19,210
Interest expense	4,100	3,508	2,778	2,434	2,162
Net interest income	21,706	20,344	19,583	18,352	17,048
Provision for loan losses	1,600	2,200	1,350	1,250	1,150
Net interest income after
provision for loan losses	20,106	18,144	18,233	17,102	15,898
Wealth management fee income	4,169	4,532	4,031	3,822	3,661
Service charges and fees	832	837	805	880	829
Bank owned life insurance	260	248	537	274	276
Gain on loans held for sale at fair
value (Mortgage banking)	102	161	148	128	87
(Loss)/gain on loans held for sale at
lower of cost or fair value	—	—	—	(3)	(7)
Other income	164	545	93	142	167
Securities gains, net	83	176	268	44	39
Total other income	5,610	6,499	5,882	5,287	5,052
Salaries and employee benefits	10,322	9,872	9,425	9,188	9,116
Premises and equipment	2,785	2,778	2,616	2,627	2,564
FDIC insurance expense	416	431	482	453	350
Other expenses	3,376	3,185	3,245	3,310	2,663
Total operating expenses	16,899	16,266	15,768	15,578	14,693
Income before income taxes	8,817	8,377	8,347	6,811	6,257
Income tax expense	3,434	3,139	3,339	2,599	2,393
Net income	$5,383	$5,238	$5,008	$4,212	$3,864

Total revenue	$27,316	$26,843	$25,465	$23,639	$22,100

Per Common Share Data:

Earnings per share (basic)	$0.35	$0.34	$0.34	$0.32	$0.33
Earnings per share (diluted)	0.35	0.34	0.33	0.32	0.32

Weighted average number of
common shares outstanding:
Basic	15,253,009	15,082,516	14,909,722	13,037,947	11,841,777
Diluted	15,435,939	15,233,151	15,070,352	13,163,877	11,956,356

Performance Ratios:

Return on average assets
annualized	0.66%	0.70%	0.71%	0.64%	0.63%
Return on average common
equity annualized	8.19%	8.24%	8.13%	8.01%	8.35%
Net interest margin
(taxable equivalent basis)	2.75%	2.80%	2.88%	2.89%	2.89%
Efficiency ratio (A)	61.14%	61.00%	62.58%	66.01%	66.58%
Operating expenses / average
assets annualized	2.07%	2.16%	2.24%	2.36%	2.39%

(A)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Nine Months Ended
	September 30,		Change
Income Statement Data:	2015	2014	$	%
Interest income	$72,019	$54,789	$17,230	31%
Interest expense	10,386	5,247	5,139	98%
Net interest income	61,633	49,542	12,091	24%
Provision for loan losses	5,150	3,625	1,525	42%
Net interest income after
provision for loan losses	56,483	45,917	10,566	23%
Wealth management fee income	12,732	11,420	1,312	11%
Service charges and fees	2,474	2,231	243	11%
Bank owned life insurance	1,045	818	227	28%
Gain on loans held for sale at fair
Value (Mortgage banking)	411	310	101	33%
(Loss)/gain on loans held for sale at
lower of cost or fair value	—	169	(169)	-100%
Other income	802	356	446	125%
Securities gains, net	527	216	311	144%
Total other income	17,991	15,520	2,471	16%
Salaries and employee benefits	29,619	27,053	2,566	9%
Premises and equipment	8,179	7,336	843	11%
FDIC insurance expense	1,329	928	401	43%
Other expenses	9,806	8,645	1,161	13%
Total operating expenses	48,933	43,962	4,971	11%
Income before income taxes	25,541	17,475	8,066	46%
Income tax expense	9,912	6,797	3,115	46%
Net income	$15,629	$10,678	4,951	46%

Total revenue (See footnote (A) below)	$79,624	$65,062	14,562	22%

Per Common Share Data:

Earnings per share (basic)	$1.04	$0.91	$0.13	14%
Earnings per share (diluted)	1.02	0.90	0.12	13%

Weighted average number of
common shares outstanding:
Basic	15,083,006	11,723,873	3,359,133	29%
Diluted	15,293,747	11,833,507	3,460,240	29%

Performance Ratios:

Return on average assets annualized	0.69%	0.63%	0.06%	10%
Return on average common equity annualized	8.19%	7.95%	0.24%	3%

Net interest margin (taxable equivalent basis)	2.81%	3.06%	-0.25	-8%

Efficiency ratio (B)	61.55%	67.35%	-5.80	-9%

Operating expenses / average assets annualized	2.15%	2.60%	-0.45	-17%

(A)	Total revenue includes a $169 thousand gain (for 2014) from sale of loans held for sale at lower of cost or fair value. Excluding this gain, total revenue was $64,893 (for 2014).
(B)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2015			September 30, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$214,967	$959	1.78%	$192,207	$960	2.00%
Tax-exempt (1) (2)	30,682	211	2.76	47,701	268	2.25
Loans held for sale	1,075	10	3.76	1,026	10	3.90
Loans (2) (3):
Mortgages	465,603	3,796	3.26	464,227	3,879	3.34
Commercial mortgages	1,839,312	16,119	3.51	1,231,798	11,790	3.83
Commercial	454,239	4,132	3.64	166,092	1,597	3.85
Commercial construction	1,742	18	4.13	6,029	65	4.31
Installment	31,361	268	3.42	24,965	249	3.99
Home equity	51,012	415	3.25	48,371	394	3.26
Other	510	12	9.41	563	13	9.24
Total loans	2,843,779	24,760	3.48	1,942,045	17,987	3.70
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	96,308	46	0.19	197,705	109	0.22
Total interest-earning assets	3,186,912	25,986	3.26%	2,380,785	19,334	3.25%
Noninterest-Earning Assets:
Cash and due from banks	7,434			6,262
Allowance for loan losses	(23,726)			(17,720)
Premises and equipment	31,574			30,985
Other assets	68,067			60,717
Total noninterest-earning assets	83,349			80,244
Total assets	$3,270,261			$2,461,029

LIABILITIES:
Interest-bearing deposits:
Checking	$810,106	$356	0.18%	$541,920	$232	0.17%
Money markets	757,135	546	0.29	689,721	430	0.25
Savings	118,329	17	0.06	113,802	15	0.05
Certificates of deposit – retail	403,593	1,296	1.28	158,472	357	0.90
Subtotal interest-bearing deposits	2,089,163	2,215	0.42	1,503,915	1,034	0.28
Interest-bearing demand - brokered	292,456	857	1.17	138,000	84	0.24
Certificates of deposit – brokered	93,907	504	2.15	144,872	550	1.52
Total interest-bearing deposits	2,475,526	3,576	0.58	1,786,787	1,668	0.37
Borrowings	107,770	399	1.48	83,692	377	1.80
Capital lease obligation	10,394	125	4.81	9,770	117	4.79
Total interest-bearing liabilities	2,593,690	4,100	0.63	1,880,249	2,162	0.46
Noninterest-bearing liabilities:
Demand deposits	398,181			383,423
Accrued expenses and
other liabilities	15,619			12,165
Total noninterest-bearing liabilities	413,800			395,588
Shareholders’ equity	262,771			185,192
Total liabilities and
shareholders’ equity	$3,270,261			$2,461,029
Net interest income		$21,886			$17,172
Net interest spread			2.63%			2.79%
Net interest margin (4)			2.75%			2.89%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2015			June 30, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$214,967	$959	1.78%	$244,087	$1,037	1.70%
Tax-exempt (1) (2)	30,682	211	2.76	30,941	210	2.71
Loans held for sale	1,075	10	3.76	2,049	24	4.64
Loans (2) (3):
Mortgages	465,603	3,796	3.26	466,033	3,800	3.26
Commercial mortgages	1,839,312	16,119	3.51	1,663,150	14,767	3.55
Commercial	454,239	4,132	3.64	360,517	3,347	3.71
Commercial construction	1,742	18	4.13	5,713	61	4.27
Installment	31,361	268	3.42	29,169	256	3.51
Home equity	51,012	415	3.25	51,710	417	3.23
Other	510	12	9.41	527	12	9.11
Total loans	2,843,779	24,760	3.48	2,576,819	22,660	3.52
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	96,308	46	0.19	69,780	39	0.22
Total interest-earning assets	3,186,912	25,986	3.26%	2,923,777	23,970	3.28%
Noninterest-Earning Assets:
Cash and due from banks	7,434			6,385
Allowance for loan losses	(23,726)			(21,493)
Premises and equipment	31,574			31,983
Other assets	68,067			66,131
Total noninterest-earning assets	83,349			83,006
Total assets	$3,270,261			$3,006,783

LIABILITIES:
Interest-bearing deposits:
Checking	$810,106	$356	0.18%	$670,473	$359	0.21%
Money markets	757,135	546	0.29	703,236	461	0.26
Savings	118,329	17	0.06	117,411	16	0.05
Certificates of deposit – retail	403,593	1,296	1.28	343,781	1,051	1.22
Subtotal interest-bearing deposits	2,089,163	2,215	0.42	1,834,901	1,887	0.41
Interest-bearing demand - brokered	292,456	857	1.17	265,802	563	0.85
Certificates of deposit – brokered	93,907	504	2.15	98,191	504	2.05
Total interest-bearing deposits	2,475,526	3,576	0.58	2,198,894	2,954	0.54
Borrowings	107,770	399	1.48	146,441	428	1.17
Capital lease obligation	10,394	125	4.81	10,515	126	4.79
Total interest-bearing liabilities	2,593,690	4,100	0.63	2,355,850	3,508	0.60
Noninterest-bearing liabilities:
Demand deposits	398,181			384,604
Accrued expenses and
other liabilities	15,619			12,133
Total noninterest-bearing liabilities	413,800			396,737
Shareholders’ equity	262,771			254,196
Total liabilities and
shareholders’ equity	$3,270,261			$3,006,783
Net interest income		$21,886			$20,462
Net interest spread			2.63%			2.68%
Net interest margin (4)			2.75%			2.80%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2015			September 30, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$244,117	$3,178	1.74%	$196,313	$2,998	2.04%
Tax-exempt (1) (2)	33,059	652	2.63	55,209	917	2.21
Loans held for sale	1,301	44	4.49	1,124	35	4.17
Loans (2) (3):
Mortgages	465,785	11,380	3.26	497,692	12,635	3.38
Commercial mortgages	1,655,501	44,475	3.58	1,108,732	31,943	3.84
Commercial	377,461	10,376	3.67	147,666	4,442	4.01
Commercial construction	4,446	141	4.23	5,989	197	4.39
Installment	29,454	776	3.51	22,906	710	4.13
Home equity	51,129	1,237	3.23	47,569	1,149	3.22
Other	522	37	9.45	562	39	9.25
Total loans	2,584,298	68,422	3.53	1,831,116	51,115	3.72
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	85,932	128	0.20	94,120	142	0.20
Total interest-earning assets	2,948,808	72,424	3.27%	2,177,983	55,207	3.38%
Noninterest-Earning Assets:
Cash and due from banks	6,877			6,548
Allowance for loan losses	(21,772)			(17,012)
Premises and equipment	31,935			30,966
Other assets	66,038			60,216
Total noninterest-earning assets	83,078			80,718
Total assets	$3,031,886			$2,258,701

LIABILITIES:
Interest-bearing deposits:
Checking	$704,558	$1,028	0.19%	$458,811	$438	0.13%
Money markets	723,824	1,470	0.27	666,986	1,137	0.23
Savings	116,410	48	0.05	115,746	45	0.05
Certificates of deposit – retail	332,315	3,010	1.21	154,091	1,081	0.94
Subtotal interest-bearing deposits	1,877,107	5,556	0.39	1,395,634	2,701	0.26
Interest-bearing demand - brokered	266,443	1,700	0.85	117,348	198	0.22
Certificates of deposit – brokered	106,048	1,532	1.93	86,986	845	1.30
Total interest-bearing deposits	2,249,598	8,788	0.52	1,599,968	3,744	0.31
Borrowings	121,277	1,219	1.34	97,359	1,149	1.57
Capital lease obligation	10,514	379	4.81	9,861	354	4.79
Total interest-bearing liabilities	2,381,389	10,386	0.58	1,707,188	5,247	0.41
Noninterest-bearing liabilities:
Demand deposits	383,161			361,726
Accrued expenses and
other liabilities	12,852			10,597
Total noninterest-bearing liabilities	396,013			372,323
Shareholders’ equity	254,484			179,190
Total liabilities and
shareholders’ equity	$3,031,886			$2,258,701
Net interest income		$62,038			$49,960
Net interest spread			2.69%			2.97%
Net interest margin (4)			2.81%			3.06%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk- based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2015	2015	2015	2014	2014
Shareholders’ equity	$266,400	$257,876	$249,353	$242,267	$188,070
Less: Intangible assets	3,311	3,342	563	563	563
Tangible equity	263,089	254,534	248,790	241,704	187,507

Period end shares outstanding	15,805,815	15,592,168	15,440,430	15,155,717	12,286,821
Less: Restricted shares not yet vested	435,312	436,908	429,642	345,095	382,252
Total outstanding shares	15,370,503	15,155,260	15,010,788	14,810,622	11,904,569
Tangible book value per share	17.12	16.80	16.57	16.32	15.75
Book value per share	17.33	17.02	16.61	16.36	15.80

Tangible Equity to Tangible Assets
Total Assets	3,268,963	3,118,170	2,879,457	2,702,397	2,514,521
Less: Intangible assets	3,311	3,342	563	563	563
Tangible assets	3,265,652	3,114,828	2,878,894	2,701,834	2,513,958
Tangible equity to tangible assets	8.06%	8.17%	8.64%	8.95%	7.46%
Equity to assets	8.15%	8.27%	8.66%	8.96%	7.48%

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2015	2015	2015	2014	2014

Net interest income	$21,706	$20,344	$19,583	$18,352	$17,048
Total other income	5,610	6,499	5,882	5,287	5,052
Less: (Loss)/gain on loans
held for sale at lower of cost
or fair value	—	—	—	(3)	(7)
Less: Securities gains, net	83	176	268	44	39
Total recurring revenue	27,233	26,667	25,197	23,598	22,068

Operating expenses	16,899	16,266	15,768	15,578	14,693
Less: ORE provision	250	—	—	—	—
Total operating expenses	16,649	16,266	15,768	15,578	14,693

Efficiency ratio	61.14%	61.00%	62.58%	66.01%	66.58%

	Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2015	2014

Net interest income	$61,633	$49,542
Total other income	17,991	15,520
Less: Gain on loans
held for sale at lower of cost
or fair value	—	169
Less: Securities gains, net	527	216
Total recurring revenue	79,097	64,677

Operating expenses	48,933	43,962
Less: ORE provision	250	400
Total operating expenses	48,683	43,562

Efficiency ratio	61.55%	67.35%